Exhibit 4.100

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement ("Agreement"), dated 9th day of September 2015, is made by and among ALIVIA INVESTMENTS INC. of Marshall Islands (the "Buyer"), whose performance is hereby guaranteed by TMS Bulkers Ltd. (the "Buyers' Guarantor") on one part and DRYSHIPS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller 1"), and OCEANFREIGHT INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller 2"), (The Seller 1 and the Seller 2 are hereinafter collectively called the "Seller")
RECITALS
WHEREAS, the Seller 1 directly owns shares constituting all of the issued and outstanding capital stock of:
A.	CRETAN SHAREHOLDERS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 1");
B.	CHLOE SHAREHOLDERS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 2");
C.	TEAM-UP SHAREHOLDINGS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 3");
D.	PERGAMOS SHAREHOLDERS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 4");
WHEREAS, the Seller 2 directly owns shares constituting all of the issued and outstanding capital stock of:

A.	OCEANPOWER SHAREHOLDERS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 5");
B.	OCEANFIRE SHAREHOLDERS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 6");
C.	OCEANRUNNER SHAREHOLDERS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 7");
D.	OCEANWAVE SHAREHOLDERS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 8");
E.	OCEANTRADE SHAREHOLDINGS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 9");
F.	OCEANENERGY SHAREHOLDINGS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Shareholder 10");
WHEREAS, the Shareholder 1 through its wholly owned subsidiary CRETAN TRADERS INC. (the "Owner 1") indirectly owns a bulk carrier under the name m/v "FLECHA", registered under Malta flag, IMO Number 9284570 (the "Vessel 1");
WHEREAS, the Shareholder 2 through its wholly owned subsidiary CHLOE OWNING COMPANY LIMITED (the "Owner 2") indirectly owns a bulk carrier under the name m/v "RAIATEA", registered under Marshall Islands flag, IMO Number 9580376 (the "Vessel 2");
WHEREAS, the Shareholder 3 through its wholly owned subsidiary TEAM-UP OWNING COMPANY LIMITED (the "Owner 3") indirectly owns a bulk carrier under the name m/v "SALDANHA", registered under Malta flag, IMO Number 9268992 (the "Vessel 3");
WHEREAS, the Shareholder 4 through its wholly owned subsidiary PERGAMOS OWNING COMPANY LIMITED (the "Owner 4") indirectly owns a bulk carrier under the name m/v "WOOLLOMOOLOO", registered under Malta flag, IMO Number 9584499 (the "Vessel 4");
WHEREAS, the Shareholder 5 through its wholly owned subsidiary OCEANPOWER OWNERS INC. (the "Owner 5") indirectly owns a bulk carrier under the name m/v "MONTECHRISTO", registered under Malta flag, IMO Number 9325025 (the "Vessel 5");
WHEREAS, the Shareholder 6 through its wholly owned subsidiary OCEANFIRE OWNERS INC. (the "Owner 6") indirectly owns a bulk carrier under the name m/v "COHIBA", registered under Malta flag, IMO Number 9308869 (the "Vessel 6");
WHEREAS, the Shareholder 7 through its wholly owned subsidiary OCEANRUNNER OWNERS LIMITED (the "Owner 7") indirectly owns a bulk carrier under the name m/v "ROBUSTO", registered under Malta flag, IMO Number 9386512 (the "Vessel 7");
WHEREAS, the Shareholder 8 through its wholly owned subsidiary OCEANWAVE OWNERS LIMITED (the "Owner 8") indirectly owns a bulk carrier under the name m/v "PARTAGAS", registered under Malta flag, IMO Number 9272345 (the "Vessel 8");
WHEREAS, the Shareholder 9 through its wholly owned subsidiary OCEANTRADE OWNERS LIMITED (the "Owner 9") indirectly owns a bulk carrier under the name m/v "TOPEKA", registered under Malta flag, IMO Number 9211585 (the "Vessel 9");
WHEREAS, the Shareholder 10 through its wholly owned subsidiary OCEANENERGY OWNERS LIMITED (the "Owner 10") indirectly owns a bulk carrier under the name m/v "HELENA", registered under Marshall Islands flag, IMO Number 9185736 (the "Vessel 10");
(Shareholder 1, Shareholder 2, Shareholder 3, Shareholder 4, Shareholder 5, Shareholder 6, Shareholder 7, Shareholder 8, Shareholder 9, Shareholder 10 hereinafter collectively called the "Shareholder")
(Owner 1, Owner 2, Owner 3, Owner 4, Owner 5, Owner 6, Owner 7, Owner 8, Owner 9 and Owner 10 hereinafter collectively called the "Owner")
WHEREAS, the Seller wishes to sell and Buyer wishes to buy, all of the issued outstanding capital stock of the Shareholder (the "Shares"), on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:
Claim means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.
Debt means a loan agreement dated 29th October 2014 as amended and supplemented from time to time and made between (1) the Entities listed in Schedule 1 thereof as joint and several borrowers (2) Nordea Bank Finland Plc, London Branch as Arranger, Bookrunner and Agent and Nordea Bank AB, London Branch as security agent guaranteed by Seller 1 and the other entities referred in Schedule 1 thereof for an amount of up to a maximum of United States Dollars one hundred and seventy million ($170,000,000)
Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.
Lien means (whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof; or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors, and which under applicable law has the foregoing effect, including any adverse Claim.
Orders means judgments, writs, decrees, compliance agreements, injunctions, rules, awards, settlement agreements or orders of any governmental body or arbitrator.
Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
Pledge of Shares means first priority share pledges of all the shares of the Shareholder in the Seller and the Owner in the Shareholder executed by the Seller and the Shareholder respectively in favor of Nordea Bank as per the relevant deeds of pledge dated 27th November 2014 and 18th August 2015 respectively (hereinafter collectively called the "Pledge of Shares").
Proceeding means an action, suit, litigation, claim, investigation, legal, administrative or arbitration proceeding.

ARTICLE II

PURCHASE OF SHARES; CLOSING
Section 2.1                          Purchase of Shares.  Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer agrees to acquire and buy from the Seller, the Shares.
Section 2.2                          Closing.  Within five (5) days from the fulfillment of the conditions set forth in Sections 6.1 and 6.2, the closing of the transactions contemplated hereby (the "Closing") shall be held at a place upon which Buyer and Seller shall agree. The date on which the Closing is held is referred to in this Agreement as the "Closing Date". The parties need not to be present at Closing, and documents may be delivered through counsel, and payment shall be by wire transfer to an account nominated by the Sellers.
Section 2.3                          Purchase Price.  The purchase price for the Shares that shall be paid by the Buyer to the Seller on or before the Closing Date shall consist of an amount United States Dollars One Hundred Eighty Million (US$ 180,000,000) less the outstanding balance under the Debt on the basis of zero working capital including cash. Any adjustment of the Purchase Price shall be mutually agreed by the Seller and the Buyer and the Purchase Price will be adjusted accordingly
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to the Buyer on the date hereof and as of the Closing Date as follows:
Section 3.1                          Organization of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 3.2                          Organization of the Shareholder and the Owner.  (a)  The Shareholder and the Owner are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now conducted. (b) The Seller has heretofore delivered to the Buyer complete and correct copies of the constitutional documents of the Shareholder and the Owner as currently in effect and the other corporate records. The corporate records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the constitutional documents.

Section 3.3                          Authority of the Seller.  (a)  The Seller has full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) that this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.
Section 3.4                          Capitalization.  (a)  Schedule 1 sets forth the amount of authorized capital stock and the amount of the issued and outstanding shares of capital stock of the Shareholder. The Shares constitute all of the issued and outstanding common shares of the Shareholder; all such common shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by the Seller, as set forth on Schedule 1. Other than this Agreement and the restrictions set forth in the Pledge of Shares, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Seller of the Shares, and there is no obligation on the part of the Seller to grant, extend or enter into any of the foregoing.
Section 3.5                          Ownership of Purchased Shares.  Subject to the restrictions set forth in the Pledge of Shares, the Seller owns the Shares free and clear of all Liens or other limitations affecting the Seller's ability to vote such shares or to transfer such shares to the Buyer.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:
Section 4.1                          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 4.2                          Authority.  (a)  Buyer has the full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
ARTICLE V

COVENANTS
Section 5.1                          Conduct of Business Pending Closing. Buyer and Seller agree that between the date of the execution of this Agreement and the Closing Date, (i) the Seller shall conduct the business and maintain and preserve the assets of the Seller in the ordinary course of business; and (ii) the Buyer and the Seller shall use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct.
ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1                          Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:
(a)            Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained. In particular, the Seller shall obtain and provide evidence of:
(i)            The Consent of Nordea Bank to be obtained by 15th October 2015 to the sale of the Shares to the Buyer together with the assumption of the security interest created under the Pledge of Shares and the Debt by the Buyer.
(ii)            The release of the Pledge of Shares granted by the Seller and the Shareholder to Nordea Bank.
(b)            Compliance. The Seller shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.
Section 6.2                          Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

(a)	Purchase Price. Subject to the fulfillment of the conditions of Section 6.1, the Seller shall have advanced to the Buyer the Purchase Price under Section 2.3.
(b)	Corporate records. The Seller shall have delivered to the Buyer all resolutions passed by the Board of Directors since the incorporation
(c)	Compliance. Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.
(d)	Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.
ARTICLE VII

TERMINATION
Section 7.1                          Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)	By the mutual written agreement of the Buyer and the Seller;
(b)	By the Buyer if any of the conditions set forth in Section 6.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;
(c)	By the Seller if any of the conditions set forth in Section 6.2 hereof shall have become incapable of fulfillment and shall not have been waived by the Seller;
(d)	In the event that the consent of Nordea Bank as set forth in Sections 6.1 (a) fails to be obtained by 15th October 2015, then this Agreement shall become null and void, having no effect whatsoever. No party shall be liable to the other for any loss and/or damage.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1                          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
Section 8.2                          Execution of Further Documents. Each party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious fulfilment of the terms of this Agreement.
Section 8.3                          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:
(a)            If to Buyer to:
c/o TMS Bulkers Ltd.
Athens licensed shipping office
11 Fragkolddisias Street
GR 151 25, Marousi, Athens, Greece
(b)            If to Seller to:
c/o Dryships Inc.
Athens licensed shipping office
109 Kifisias Avenue & Sina Street
GR 151 24, Marousi, Athens, Greece
Section 8.4                          Choice of Law; Resolution of Disputes. This Agreement shall be governed by and construed under the laws of England and Wales. All disputes, differences, controversies or claims arising out of or in connection with this Agreement shall be referred to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (LMAA).
Section 8.5                          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

For the Seller 1

By:	/s/ Ziad Nakhleh
Name: Ziad Nakhleh
Title: Chief Financial Officer

For the Seller 2

By:	/s/ Ziad Nakhleh
Name: Ziad Nakhleh
Title: Attorney-in-fact

For the Buyer

By:	/s/ Charalampos Alivizatos
Name: Charalampos Alivizatos
Title: Attorney-in-fact

For the Buyers' Guarantor

By:	/s/ Charalampos Alivizatos
Name: Charalampos Alivizatos
Title: Attorney-in-fact

Schedule 1
CAPITALIZATION
Shareholder 1:
CRETAN SHAREHOLDERS INC.
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of DRYSHIPS
Shareholder 2:
CHLOE SHAREHOLDERS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of DRYSHIPS
Shareholder 3:
TEAM-UP SHAREHOLDINGS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of DRYSHIPS
Shareholder 4:
PERGAMOS SHAREHOLDERS LIMITED

Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of DRYSHIPS
Shareholder 5:
OCEANPOWER SHAREHOLDERS INC.
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.
Shareholder 6:
OCEANFIRE SHAREHOLDERS INC
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.
Shareholder 7:
OCEANRLTNNER SHAREHOLDERS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share

Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.
Shareholder 8:
OCEANWAVE SHAREHOLDERS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.
Shareholder 9:
OCEANTRADE SHAREHOLDINGS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.
Shareholder 10:
OCEANENERGY SHAREHOLDINGS LIMITED
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of OCEANFREIGHT INC.